Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces the Authorization of a Common Stock Repurchase Plan

NEWPORT BEACH, Calif., Oct 13, 2005 /PRNewswire-FirstCall via COMTEX News Network/ — Joseph R. Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc. (NYSE: IMH), or the “Company,” a Maryland corporation, being taxed as a real estate investment trust (“REIT”), is pleased to announce the Board of Directors approval and authorization to repurchase up to 5 million shares of its common stock.

Mr. Tomkinson commented, “While our long term strategy is to continue to build our balance sheet with high credit mortgage assets, due to the large price drop in our common stock, which is now trading at a discount to our book value, and at an approximate annualized yield of 18%, management believes that a repurchase plan is both prudent and accretive to earnings.” Mr. Tomkinson further commented, “We believe that our business fundamentals including competitive position in the market place and liquidity levels remain strong. Furthermore, the Company throughout 2005 has maintained its loan acquisition pricing discipline which has resulted in continued favorable gain on sale margins. This discipline, including our centralization strategy and flexibility of operations which allows us to retain or sell loans for cash gains, should enable the Company to repurchase common stock while paying an attractive dividend to its stockholders.”

About the Company

Impac Mortgage Holdings, Inc. is a mortgage REIT which operates three core businesses: (1) the Long-Term Investment Operations, (2) the Mortgage Operations, and (3) the Warehouse Lending Operations. The Long-Term Investment Operations invests primarily in Alt-A mortgage loans and to a lesser extent originates multi-family loans for investment. The Mortgage Operations acquires, originates, sells and securitizes primarily Alt-A mortgage loans and the Warehouse Lending Operations provides short-term financing to mortgage loan originators. The Company is organized as a REIT for tax purposes, which generally allows it to pass through earnings to stockholders without federal income tax at the corporate level.

Forward Looking Statements

Note: Safe Harbor “Statement under the Private Securities Litigation Reform Act of 1995.” This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements relating to our ability to pay common stock dividends and generate estimated taxable income. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “believe,” “expect,” “continue” “should,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations. Due to known and unknown risks and other factors not presently identified, the Company’s results may differ materially from its expectations, projections and guidance. Actual results may differ materially as a result of several factors, including, but not limited to, interest rate fluctuations and changes in expectations of future interest rates; changes (increase or decrease) in prepayment rates and effectiveness of prepayment penalties on our mortgages; the inability to complete loan sales for cash gains on favorable terms as a result of decreased pricing on loan sales; the ability to generate sufficient liquidity to grow our asset base and conduct our operations as planned; delays in raising, or the inability to raise, additional capital, either through equity offerings, lines of credit or otherwise; the availability of financing and, if available, the terms of any financing, including continued increased borrowing costs; continued availability to access the securitization markets or other funding sources; changes in markets which the Company serves, such as a general decrease in yield on adjustable rate mortgages; the continued effectiveness of risk management strategies; changes in other general market and economic conditions causing, for example, an economic downturn that decreases mortgage origination and acquisition activity, accuracies of assumptions regarding potential weather-related losses in the Gulf coast region, and other factors described in this press release and our filings with the Securities and Exchange Commission, including “Risk Factors” in our Annual Report on Form 10-K/A for the year ended December 31, 2004 and Quarterly Report on Form 10-Q for the quarters ended March 31, 2005 and Form 10-Q/A for June 30, 2005. Caution must be exercised in relying on these and other forward-looking statements.

For additional information, questions or comments, please call Tania Jernigan, VP of Investor Relations at (949) 475-3722 or email tjernigan@impaccompanies.com. Web site: www.impaccompanies.com

SOURCE Impac Mortgage Holdings, Inc.

Tania Jernigan, VP of Investor Relations, Impac Mortgage Holdings, Inc., +1-949-475-3722, tjernigan@impaccompanies.com

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